EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310)277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603)225-8397 www.RockofAges.com

Rock of Ages Acquires Crone Monument Company

 Completes Payment to Eurimex

     CONCORD, NEW HAMPSHIRE, August 6, 2004 . . .. Rock of Ages Corporation (NASDAQ/NMS:ROAC) announced today that it has acquired Crone Monument Company, a retailer of granite memorials with sales locations in Memphis and Jackson, Tennessee. The purchase price was $460,000.

     Including this acquisition, Rock of Ages now owns and operates 84 memorial retail outlets in 16 states.

     Kurt M. Swenson, Chairman and Chief Executive Officer, said, "This acquisition expands our retail presence into a new state. We are pleased to welcome Crone Monument Company to the Rock of Ages family of retailers, and we are excited by our growth opportunities in Tennessee."

     The Company also announced that it has paid in full the previously announced $6.5 million arbitration award to Granite Stone Business International (formerly known as Eurimex). The parties have exchanged mutual releases from all claims up to the date of the release including those brought in the arbitration.

 About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

 Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Arbitration Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores and maintaining our relationships with independent retailers, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.